Consent of Independent Accountants


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 16, 2001 relating to the financial statements of Cytomatrix, LLC, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

July 26, 2001